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                                                                  EXHIBIT 23(E)

         CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

  We hereby consent to the use of our opinion letter dated March 31, 1996 to the Board of Directors of General Motors Corporation included as Appendix B-1 to the Solicitation Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed split-off of Electronic Data Systems Holding Corporation from General Motors Corporation and to the references to such opinion in such Solicitation Statement/Prospectus under the captions "Summary--The Transactions--Fairness Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated," "Summary--The Transactions--Recommendations of the Capital Stock Committee and the GM Board; Fairness of the Transactions," "Special Factors--Background of the Split-Off," "Special Factors--Recommendations of the Capital Stock Committee and the GM Board; Fairness of the Transactions" and "Special Factors--Fairness Opinions-- Merrill Lynch Fairness Opinion." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          /s/ Merrill Lynch, Pierce, Fenner &
                                           Smith Incorporated

April 16, 1996